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EXHIBIT 23.2

Independent Auditors' Consent

         The Board of Directors
Transcrypt International, Inc.:

        We consent to incorporation by reference in the registration statements (Numbers 333-30673, 333-48880, 333-48840, 333-48836, and 333-48834) on Form S-8 of the Transcrpyt International, Inc. (the Company) of our report dated February 16, 2001, relating to the consolidated balance sheet of the Company and its subsidiary as of December 31, 2000 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2000, which report appears in the 2001 Annual Report on Form 10-K of the Company.

        Our report dated February 16, 2001 contain an explanatory paragraph that states that the Company has suffered recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Omaha, Nebraska March 4, 2002

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  EXHIBIT 23.2
Independent Auditors' Consent